Exhibit 99.2

CVR Energy Announces the Retirement of Jack Lipinski;
Names David Lamp as Successor

SUGAR LAND, Texas (Nov. 1, 2017) - CVR Energy, Inc. (NYSE: CVI) today announced that Jack Lipinski, chief executive officer and president, will retire on Dec. 31, 2017. Lipinski, who also serves as the chief executive officer and president of CVR Refining, LP and the executive chairman of CVR Partners, LP will be succeeded by David Lamp. At first, and to facilitate a transition, Mr. Lamp will assume the role of co-CEO effective Dec. 1, 2017. Effective Jan. 1, 2018, Mr. Lamp will assume the role of CEO.

Carl Icahn, Chairman of the Board, said, “On behalf of the Board of Directors and stockholders, I would like to thank Jack for his leadership and focus. Over the years, Jack has done an excellent job of building CVR into a world-class company. Going forward, I welcome Dave. CVR is well-positioned to succeed in the years to come. I have been impressed with Dave’s skillset and past successes, and I look forward to seeing him take the reins at CVR.”

Most recently, Mr. Lamp was President and COO of Western Refining Company. Prior to Western Refining, Mr. Lamp was President and CEO of Northern Tier Energy Corporation, which merged with Western Refining. He previously served as COO and Executive Vice President of HollyFrontier Corporation. In 2011, Holly and Frontier completed a merger of equals and changed the name to HollyFrontier Corporation. Mr. Lamp joined Holly in 2004 and held various roles, including Vice President, Refinery Operations, Executive Vice President, Refining and Marketing, and President. Mr. Lamp has more than 37 years of technical, commercial and operational experience in the refining and chemical industry.

Mr. Lipinski has served as CVR’s chief executive officer since 2005 and has grown the business from 475 employees 12 years ago to just under 1,500 employees today. Under his leadership, Mr. Lipinski has guided the overall strategic direction of CVR Energy and its subsidiaries and is responsible for increasing the scale and diversity of its refining operations and expanding its crude oil gathering and logistics operations. He also helped position CVR Partners as a nitrogen fertilizer industry leader and launched the initial public offerings for CVR Energy, CVR Refining and CVR Partners.

Mr. Lipinski said, “I would like to sincerely thank all the employees who have made CVR Energy into the exceptional company it is today. It is through their hard work and dedication that we became successful. I am lucky to have stood among them. Looking forward, I am ready to finally take time for some much-needed rest and relaxation after 45 years in the industry. I am pleased to announce Dave Lamp as my successor. Dave’s experience and wealth of knowledge make him uniquely prepared to lead the company going forward.”

Mr. Lamp commented, “I would like to thank Mr. Icahn and the Board of Directors for this opportunity. I would also like to thank Jack for building such a successful company. I look forward to meeting all CVR’s employees and look forward to building upon past success with future success and enhancing shareholder value.”

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About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries through its holdings in two limited partnerships, CVR Refining, LP and CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 66 percent of the common units of CVR Refining and 34 percent of the common units of CVR Partners.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Energy, Inc.
(281) 207-3588
InvestorRelations@CVREnergy.com

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

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